As filed with the Securities and Exchange Commission on January 6, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROVIDE COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

84-1450019

(IRS Employer Identification No.)

5005 Wateridge Vista Drive

San Diego, California 92121

(Address of principal executive offices) (Zip Code)

2003 STOCK INCENTIVE PLAN

2003 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

William Strauss

Chief Executive Officer

PROVIDE COMMERCE, INC.

5005 Wateridge Vista Drive, San Diego, California 92121

(Name and address of agent for service)

(858) 638-4900

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

2003 STOCK INCENTIVE PLAN Common Stock, par value $0.001	3,901,950	$14.99	$58,490,230.50	$4,731.86
2003 EMPLOYEE STOCK PURCHASE PLAN Common Stock, par value $0.001	200,000	$14.99	$2,998,000.00	$242.54
Aggregate Amount of Registration Fee				$4,974.40

(1)	This registration statement shall also cover any additional shares of our common stock which become issuable under the 2003 Stock Incentive Plan and the 2003 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Calculated under Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low selling prices per share of our common stock on December 30, 2003 as reported by the Nasdaq National Market, solely for purposes of calculating the registration fee.
(3)	Calculated under Rule 457(h)(1) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission:

(a) Our prospectus filed pursuant to Rule 424(b) on December 17, 2003, in which there is set forth the audited financial statements for our fiscal year ended June 30, 2003; and

(b) The description of our common stock contained in our registration statement on Form 8-A (No. 000-50510), filed on December 12, 2003, including any amendments or reports filed for the purpose of updating such descriptions.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, California 92121

(858) 638-4900

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

An opinion passing upon the validity of the shares of common stock registered under this registration statement has been given to us by Clifford Chance US LLP, San Diego, California.

As of the date of this prospectus, an attorney of Clifford Chance US LLP beneficially owns an aggregate of approximately 2,272 shares of our common stock and a warrant to purchase an aggregate of approximately 998 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that we will indemnify our directors, officers and employees to the fullest extent permitted by Delaware law, and that our directors will not be personally liable for monetary damages to us or our stockholders for any breach of fiduciary duties to the fullest extent permitted by Delaware law.

Similarly, our restated by-laws provide that we will indemnify our directors, officers and employees to the fullest extent permitted under Delaware law. We are also empowered under our restated bylaws to enter into indemnification agreements with our directors, officers, employees and agents and to purchase insurance on behalf of any person we are required or permitted to indemnify. We intend to enter into indemnification agreements with each of our current and future directors and executive officers which may, in some cases, be broader than the specific indemnification provisions contained in Delaware law.

At present, there is no pending litigation or proceeding involving any of our directions, offices, employees or agents where indemnification by us will be required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

We have an insurance policy covering our directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act on 1933, as amended, or otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Instruments defining the rights of stockholders. Reference to our registration statement No. 000-50510 on Form 8-A filed on December 22, 2003, together with exhibits thereto, including any amendments or reports filed for the purpose of updating such descriptions, which are incorporated into this registration statement by reference pursuant to Item 3(b) to this registration statement.

5.1	Opinion and Consent of Clifford Chance US LLP.

23.1	Consent of Clifford Chance US LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent auditors.

24.1	Power of Attorney. Reference is made to page II-5 of this registration statement.

99.1	2003 Stock Incentive Plan (1) (Exhibit 10.48).

99.2	2003 Employee Stock Purchase Plan (1) (Exhibit 10.49).

(1)	Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-109009), to the same-numbered exhibit, except as noted.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the registrant’s 2003 Stock Incentive Plan and 2003 Employee Stock Purchase Plan.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 6th day of January, 2004.

PROVIDE COMMERCE, INC.

By	/s/ WILLIAM STRAUSS

William Strauss
Chief Executive Officer

POWER OF ATTORNEY

That the undersigned officers and directors of Provide Commerce, Inc., a Delaware corporation, do hereby constitute and appoint William Strauss, chief executive officer, and Joel Tomas Citron, chairman of the board of directors, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ WILLIAM STRAUSS William Strauss	Chief Executive Officer and Director (Principal Executive Officer)	January 6, 2004

/s/ REX BOSEN Rex Bosen	Vice President, Finance and Accounting (Principal Financial and Accounting Officer)	January 6, 2004

/s/ JOEL TOMAS CITRON Joel Tomas Citron	Chairman of the Board of Directors	January 6, 2004

David E.R. Dangoor	Director

/s/ JOSEPH P. KENNEDY Joseph P. Kennedy	Director	January 6, 2004

/s/ ARTHUR B. LAFFER Arthur B. Laffer, Ph.D.	Director	January 6, 2004

/s/ PETER J. MCLAUGHLIN Peter J. McLaughlin	Director	January 6, 2004

/s/ JAMES M. MYERS James M. Myers	Director	January 6, 2004

/s/ JORDANNA SCHUTZ Jordanna Schutz	Director	January 6, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Instruments defining the rights of stockholders. Reference to our registration statement No. 000-50510 on Form 8-A filed on December 22, 2003, together with exhibits thereto, including any amendments or reports filed for the purpose of updating such descriptions, which are incorporated into this registration statement by reference pursuant to Item 3(b) to this registration statement.

5.1	Opinion and Consent of Clifford Chance US LLP.

23.1	Consent of Clifford Chance US LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent auditors.

24.1	Power of Attorney. Reference is made to page II-5 of this registration statement.

99.1	2003 Stock Incentive Plan (1) (Exhibit 10.48).

99.2	2003 Employee Stock Purchase Plan (1) (Exhibit 10.49).

(1)	Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-109009), to the same-numbered exhibit, except as noted.